EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa	Jane Miller
Executive Vice President/	Corporate Relations Manager
Chief Financial Officer	(603) 594-8585 x 3346
(603) 595-7000	Email: investorrelations@presstek.com

PRESSTEK EXPECTS TO REPORT RECORD DIGITAL REVENUE IN Q4 2005
-Strong DI press sales drive digital growth-
Hudson, NH – January 24, 2006 – Presstek, Inc. (Nasdaq:PRST), a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions for the graphic arts and laser imaging markets, today announced that, based on preliminary unaudited financial data, it expects to report consolidated revenue in excess of $68.5 million for the fourth quarter of 2005. These preliminary results are subject to revision until the company reports its final audited fiscal fourth quarter results. The company also expects to report the following records in the fourth quarter of 2005:
•	record digital revenue in excess of $43 million;

•	record DI press unit sales, with growth in excess of 30% quarter over quarter; and

•	record digital CTP unit sales, with growth in excess of 15% quarter over quarter.
Revenues from sales of Presstek’s DI presses increased by more than 60% in the fourth quarter of 2005 compared to the third quarter of this year. In addition, the company ramped up production of its Vector TX52 CTP product, shipping a total of 18 units in the fourth quarter of 2005.
Presstek’s Executive Vice President and Chief Financial Officer Moosa E. Moosa said, “We are pleased with the preliminary revenue figures for the fourth quarter of 2005. These improvements are the positive result of the changes in strategy and tactics taken in the previous quarter, as well as the strength of our new direct sales channel, which is now beginning to show solid traction.”
Consolidated consumable revenue is expected to decrease slightly to $33 million in the fourth quarter of 2005, primarily due to decreased sales of legacy ABDick consumable products. Revenue from Presstek’s digital metal plate consumables is expected to increase slightly in the fourth quarter of 2005.
Presstek’s President and Chief Executive Officer Edward J. Marino said, “Record digital equipment sales in the quarter reflect the expanded breadth of our new distribution channel, the strength our digital technology product lines, as well as the market’s acceptance of those products. We also made excellent progress in optimizing efficiencies throughout our organization during the fourth quarter of 2005, and will continue our efforts to do the same in 2006. This, together with the continued progress of our product, marketing, sales and service teams, positions us well as we move forward in 2006.”
About Presstek
Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.
Presstek’s Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications.
For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding future growth; expectations regarding the sale of products in general; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the impact of year-end audit adjustments, market acceptance of and demand for the company’s products and resulting revenues; the ability of the company to meet its stated financial objectives, the company’s dependency on its strategic partners (both on manufacturing and distribution), and other risks detailed in the company’s Annual Report on Form 10-K and the company’s other reports on file with the Securities and Exchange Commission. The words “looking forward,” “looking ahead,” “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “opportunity,” and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The company undertakes no obligation to update any forward-looking statements contained in this news release.
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